Exhibit 10.3

executive MANAGEMENT CONSULTING AGREEMENT

This MANAGEMENT CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2017, by and between Robert Gayman (“Advisor”), and LifeApps Brands Inc., a Delaware corporation, with its principal place of business at Polo Plaza, 3790 Via De La Valle, #125E, Del Mar, CA 92014 (the “Company”). Advisor and the Company shall sometimes be referred to herein singularly as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Advisor has expertise in the areas of business management, finance, strategy, investment, acquisitions and other matters relating to the Company and its business; and

WHEREAS, in accordance with the terms of this Agreement the Company desires to retain Advisor to provide certain consulting services to the Company, and Advisor desires to perform such services for the Company, on the terms and conditions hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other consideration the receipt and sufficiency of which are expressly acknowledged hereby, the Parties hereby agree as follows:

1. Engagement. The Company agrees to engage Advisor, and Advisor agrees to be engaged, to become a strategic advisor to the Company and to render advice, consultation, information, and certain services to the Company as set forth in Section 3 of this Agreement.

2. Term. The term of this Agreement (the “Term”) shall begin on the date hereof (the “Effective Date” and continue for a period of twenty- four (24) months, unless earlier terminated pursuant to Section 11 hereof. The Term shall automatically renew for successive periods of one (1) year each, unless either party shall have given the other at least thirty (30) days’ prior written notice of their intention not to renew this Agreement prior to the end of the initial Term or the then applicable renewal term as the case may be.

Notwithstanding anything in this Agreement to the contrary,

(a)	the provisions of Sections 6, 9 and 11 shall survive the termination of this Agreement; and

(b)	no termination of this Agreement will affect the Company’s obligation to promptly deliver the Stock Options (as defined herein), to make cash compensation payments for periods through the date of termination or to reimburse the Advisor for any cost or expense incurred, pursuant to the terms of this Agreement.

3. Services. Advisor shall provide the Company with the services set forth on Schedule 1 hereto (the “Services”).

The Company shall use the Services of Advisor and Advisor shall make itself available for the performance of the Services upon reasonable notice.

It is expressly understood and agreed by the Company that, in reliance upon the Company’s representations, warranties and covenants contained herein, immediately upon execution and delivery of this Agreement by the Company, the Advisor is setting aside and allocating for the benefit of the Company valuable resources required to provide the Services. In doing so, the Advisor may be declining other opportunities and commitments that would result in enrichment to the Advisor in order to be available to provide the Company the Services contemplated by this Agreement.

The Advisor is not (a) a registered “broker” (“Broker”) or “dealer” (“Dealer”), as such terms are defined in Section 3(a)(4) and 3(a)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (b) an investment adviser (“Investment Advisor”), as such term is defined in Section 202(a)(11) of the Investment Advisors Act of 1940, as amended, and will not act to effect any transactions in securities for the account of Company. With respect thereto and notwithstanding anything set forth herein to the contrary, in connection with any proposed transaction, the Advisor shall not carry out any activity or function that (a) may be traditionally performed by or otherwise be deemed to include those of (i) a Broker, Dealer or Investment Adviser, or (ii) would require the Advisor to register itself as a Broker, Dealer, or Investment Advisor.

4. Independent Contractor. To the maximum extent permitted by law, Advisor shall be deemed an independent contractor in the performance of Services under this Agreement. This Agreement does not nor shall at any time be deemed to create any fiduciary or other implied duties or obligations whatsoever between Advisor and the Company, other than the duties and obligations expressly set forth herein.

Nothing in this Agreement shall prevent Advisor from rendering or performing services similar to those provided to the Company under this Agreement to or for itself, affiliates or other persons, firms or companies. The Advisor acknowledges and agrees that the Company is free to engage other parties to provide services similar to those Services being provided by the Advisor hereunder, or may conduct such services on its own.

Nothing contained herein shall create, or shall be construed as creating, a partnership or joint venture of any kind or as imposing upon any Party any partnership duty, obligation or liability to any other Party.

5. Other Activities of Advisor; Investment Opportunities. The Company expressly acknowledges and agrees that Advisor shall not be required to devote his full time and business efforts to the Services of Advisor specified in this Agreement. Advisor shall devote only so much of his time and effort as is reasonable and adequate, to perform the Services with a high standard of quality and in a professional manner.

6. Compensation. In consideration of the Services to be rendered by Advisor hereunder, the Company shall (i) pay Advisor annual cash compensation of $150,000 payable in equal bi-weekly installments, (ii) issue to the Advisor upon execution of this Agreement, 4,946,688 stock options under the Company’s 2012 Equity Incentive Plan which will be vested upon issuance, have a term of five (5) years and an exercise price of $0.01 per share (the “Stock Options”), and (iii) issue to Advisor 50% of the shares of a class of the Company’s voting preferred stock to be authorized, approved and issued within 120 days of the date of this Agreement.

Cash payments which are not paid within 30 days of their respective due dates (“Deferred Cash Payments’) will accrue interest at the rate of 10% per annum until paid.  Advisor shall have the right, in his sole discretion, to convert Deferred Cash Payments, in whole or in part, into Company common stock at 50% of the value weighted average price (“VWAP”) for the Company’s common stock during the 20 trading days immediately prior to the date on which the Advisor provides the Company with a written notice of conversion.  For purposes of the foregoing, “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Company’s common stock is then listed or quoted on a National Securities Exchange, the daily volume weighted average price of the Company’s common stock for such date (or the nearest preceding date) on the trading market on which the Company’s common stock is then listed or quoted as reported by Bloomberg (based on a trading day from 9:30 a.m. New York City time to 4:00 p.m. New York City time); (b) if the Company’s common stock is quoted on any one or more of the OTC Bulletin Board, or the other OTC markets, including the OTCQX, OTCQB and OTC Pink Markets or in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Company’s common stock for such date on the OTC Bulletin Board; (c) if the Company’s common stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Company’s common stock are then reported on OTC Markets, including the OTCQX, OTCQB and OTC Pink markets, or in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid and the lowest closing ask price for the Company’s common stock as reported by OTC Markets Group; (d) in all other cases, the fair market value of a share of Company’s common stock as determined by an independent appraiser selected in good faith by the Advisor and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company; provided that in each case where Bloomberg data is being relied upon, the Advisor shall supply the Company with a copy of such information for the Company’s records.

The common stock issuable to Advisor upon exercise of the Stock Options and payment of the exercise price, when issued to the Advisor, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and will not be subject to any liens or encumbrances. The Advisor makes the investor representations and warranties to the Company set forth in Schedule 2 hereto (which are incorporated by reference herein), as of the date hereof, and as of the date of exercise of the Stock Options.

7. Out-of-Pocket Expenses. All obligations or expenses incurred by Advisor in the performance of his obligations hereunder shall be for the account of, on behalf of, and at the expense of the Company, and all such expenses shall be promptly reimbursed by the Company; provided, however, that Advisor shall obtain Company’s written approval prior to knowingly incurring any expense in excess of Five Hundred 00/100 Dollars ($500.00). Advisor shall not be obligated to make any advance to or for the account of the Company or to pay any sums, except out of funds held in accounts maintained by the Company, nor shall Advisor be obligated to incur any liability or obligation for the account of the Company. The Company shall promptly reimburse Advisor for any amount paid by Advisor, which shall be in addition to any other amount payable to Advisor under this Agreement.

8. Standard of Care; Disclaimer; Limitation of Liability.

(a)	The Advisor makes no representations or warranties, express or implied, in respect of the Services to be provided hereunder.

(b)	Neither Advisor nor any of his employees, agents, representatives, affiliates or consultants (each a “Related Party” and, collectively, the “Related Parties”) shall be liable to the Company or any of its affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of any Services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven and confirmed by a non-appealable final judgment to result directly from the gross negligence or willful misconduct of such person. In no event will Advisor or any of his Related Parties be liable to the Company for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if Advisor has been advised of the possibility of such.

9. Non-Competition; Non-Solicitation

(a) For the duration of the Term, or as such may be extended, (the “Non-Compete Period”), the Advisor shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the business or any other business engaged in or proposed to be engaged in or conducted by the Company and/or any of its affiliates during the Non-Compete Period, or then included in the future strategic plan of the Company and/or any of its affiliates, anywhere within the states in which the Company or any of its affiliates at that time is operating; provided, however, that the Advisor may own less than 5% in the aggregate of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise), other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Exchange Act.  Notwithstanding the foregoing, if the Advisor shall present to the board any opportunity within the scope of the prohibited activities described above, and the Company shall not elect to pursue such opportunity within a reasonable time, then the Advisor shall be permitted to pursue such opportunity.

        (b)     During the Non-Compete Period and for a period of twelve (12) months following termination of this Agreement, the Advisor shall not:

        (i) persuade, solicit or hire, or attempt to recruit, persuade, solicit or hire, any employee, or independent contractor of, or consultant to, the Company, or its affiliates, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or

        (ii) attempt in any manner to solicit or accept from any customer or client of the Company or any of its affiliates, with whom the Company or any of its affiliates had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company or any of its affiliates with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company or any of its affiliates or if any such customer elects to move its business to a person other than the Company or any of its affiliates, provide any services (of the kind or competitive with the business of the Company or any of its affiliates) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

        The Advisor recognizes and agrees that because a violation by the Advisor of his obligations under this Section 9 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-compete Period will be extended by the duration of any violation by the Advisor of any of his obligations under this Section 9.

The Advisor expressly agrees that the character, duration and scope of the covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed.  However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of the Advisor, on the one hand, and the Company, on the other, that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Advisor which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant not to compete.

10. Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless Advisor from and against any and all losses, claims (whether or not litigated), actions, damages and liabilities, joint or several, and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and reasonable attorneys’ fees and other legal or other costs and expenses of investigating or defending against any claim or alleged claim but excluding any liabilities for taxes of Advisor, known or unknown, liquidated or unliquidated, to which Advisor may become subject under any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment or decree, made by any third party or otherwise, relating to or arising out of the Services or other matters referred to in or contemplated by this Agreement or the engagement of Advisor pursuant to, and the performance by Advisor, of the Services or other matters referred to or contemplated by this Agreement, and the Company will reimburse Advisor for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatening claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The termination of any proceeding by settlement, judgment, order or upon a plea of nolo contendre or its equivalent shall not, of itself, create a presumption that an Indemnified Party was engaged in willful misconduct or bad faith.

The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of Advisor.

The reimbursement and indemnity obligations of the Company, under this Section 10 shall be in addition to any liability which the Company may otherwise have and shall be binding upon any successors, assigns, heirs and personal representatives of the Company. The provisions of this Section 10 shall survive the termination of this Agreement.

11. Termination. Notwithstanding any termination of this Agreement, the Stock Options shall remain in full force and effect unless it is determined by a court, in a final judgment from which no further appeal may be taken, that such termination resulted solely from the gross negligence or willful misconduct of the Advisor. This Agreement may be terminated by the Parties as set forth in this Section 11 as follows:

(a)	At any time during the Term, the Company and Advisor will be entitled to terminate this Agreement by mutual agreement. Upon any termination by mutual agreement, the Company shall have no obligation to make future cash payments to Advisor hereunder for periods subsequent to the Termination Date.

(b)	This Agreement shall terminate automatically if either Party files a petition for bankruptcy, reorganization or arrangement, makes an assignment for the benefit of creditors or otherwise becomes insolvent.

12. Accuracy of Information. The Company and its subsidiaries shall furnish or cause to be furnished to Advisor such information as Advisor believes reasonably appropriate to its Services hereunder. The Company and its subsidiaries recognize and confirm that Advisor (a) will use and rely primarily on the information provided by the Company and on information available from generally recognized public sources (all such information so furnished to Advisor, the “Information”) in performing the Services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Information; and (c) is entitled to rely upon the Information without independent verification.

13. Representations and Warranties. Each of the Parties represents and warrants to the other that:

(a)	Such Party has all requisite power and authority to enter into this Agreement and to perform its obligations provided for in this Agreement.

(b)	This Agreement has been duly authorized, executed and delivered by such Party and constitutes a valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

14. Work Product. Advisor shall promptly and fully disclose to Company in writing all Work Product (as defined below), and the entire right, title and interest to all such Work Product (including, without limitation the entire right, title and interest to any renewals, reissues, extensions, substitutions, continuations, continuations in part, or divisions that may be filed with respect to the Work Product) shall be Company’s exclusive property and all Work Product developed by Advisor are hereby assigned to Company. Advisor will, at Company’s expense, give Company all assistance reasonably required to perfect, protect, and use the Work Product. The obligations of Advisor pursuant to this Section 14 shall survive for the one (1) year period immediately following the expiration or sooner termination of this Agreement. As used herein, “Work Product” means any work product, improvement, discovery, design, work or idea (whether patentable or not and including those which may be subject to copyright protection, trademark protection or other intellectual property rights protection) generated, conceived, created or reduced to practice by the Advisor alone or in conjunction with others, during or after working hours, that relates directly or indirectly to the Company’s or its subsidiaries’ businesses or to the Company’s actual research or development.

15. Confidentiality.

(a)                 Restrictions on the Advisor. The Advisor recognizes that its relationship with Company will give it access to non-public proprietary information, confidential information and trade secrets. Such information shall be deemed to be Confidential Information until it is disclosed to the public by Company either via public filing or via press release. The Advisor will not use or disclose such Confidential Information for itself or for others except (1) persons specifically designated by the Company and (2) persons deemed in the Advisor’s sole judgment to be persons to whom it is appropriate to send the Confidential Information for the purpose of developing a corporate opportunity. Company expressly delegates to Advisor the authority to determine, in the sole judgment of Advisor, when such disclosure is appropriate and, in the event that Advisor so determines a disclosure to be appropriate or helpful, to make such disclosure. “Confidential Information” shall include but not be limited to, any information concerning the Company’s processes, products, services, inventions, purchasing, accounting, marketing, selling methods and techniques, computer programs, purchasing information, ideas and plans for development, historical financial data and forecasts, long range plans and strategies, customer lists, and any other information related to the Company’s customers, and any such other information concerning the business of the Company or its manner of operation that is not generally known in the industry. Confidential Information shall not include any information that: (a) is or subsequently becomes publicly available without the Advisor’s breach of this Agreement; (b) was in the Advisor’s possession at the time of disclosure and was not acquired from the Company; (c) is received from third parties, and is rightfully in the possession of such third parties and not subject to a confidentiality obligation of third parties; (d) is required by law to be disclosed (with prior notice to the Company); or (e) is intentionally disclosed without restriction by the Company to a third party.

(b)               Restrictions on Company. The Company agrees that any advice or communication, written or oral, provided by the Advisor pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with the provision of the Services by the Advisor and will not be used, circulated, quoted or otherwise referred to for any other purpose, nor will it be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other communication, whether written or oral, prepared, issued or transmitted by the Company or any affiliate, director, officer, employee, agent or representative of any thereof, without, in each instance, the Advisor’s prior written consent. The Company further agrees that it will not disclose the identity of the Advisor with respect to any proposed transaction without the prior written consent of the Advisor, other than as may be required by applicable law or regulations, including any requirements imposed under the Securities Act of 1933, as amended (“Securities Act”) or the Exchange Act; provided, that in the event such disclosure is required under applicable law or regulation, the Company shall notify the Advisor and provide the Advisor with an opportunity to review and provide comments with respect to such proposed disclosure not less than two (2) business days prior to making such disclosure; provided, further, that if the Advisor fails to respond to the Company within two (2) business days of receipt of such proposed disclosure, the Advisor shall be deemed to have consented to such proposed disclosure and waived its right to review and provided comments with respect to such disclosure.

(c)               Third Party Information. The Company recognizes that the Advisor has received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Advisor’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Advisor agrees at all times during the Term of this Agreement, not to commingle the Confidential Information with other third parties’ confidential or proprietary information.

(d)               Surrender of Material upon Termination of Agreement. Upon expiration or sooner termination of this Agreement, Company shall have the right to demand, in writing, that the Advisor return to the Company or destroy all Work Product including, but not limited to, books, records, notes, data and information relating to the Company or its business, and will so certify in writing that it has done so.

(e)               Advisor acknowledges that the Company has a class of securities registered under Section 12 of the Exchange Act, or is required to file reports under Section 15(d) of the Exchange Act, and is therefore subject to the restrictions imposed by Regulation FD thereunder. Advisor agrees that (a) it will not use the Confidential Information for the purpose of trading in the Company’s Common Stock or any other securities, and will take all steps necessary to prevent use by its Related Parties of the Confidential Information for such purpose, and (b) it will not disclose such Confidential Information to any other party for the purpose of trading in the Company’s Common Stock.

16. General Provisions.

(a)	Entire Agreement; Amendment. This Agreement contains the entire agreement of the Parties hereto relating to the subject matter hereof, and there exists no further agreement between the Parties with respect to any aspect of the subject matter hereof. No amendment, waiver or modification of this Agreement shall be valid or binding unless made in writing and duly executed by each of the Parties hereto.

(b)	Notices. All notices which may be or are required to be given pursuant to this Agreement shall be:

(i)	either delivered in person, sent via facsimile or e-mail or sent via postage prepaid, certified or registered mail, return receipt requested, and

(ii)	addressed to the Party to whom sent or given at the address set forth on the signature page hereof or to such other address as any Party hereto may have given to the Party hereto in such manner.

If delivered, such notice shall be deemed given when received; if mailed, such notice shall be deemed made or given five (5) days after such notice has been mailed, as provided above.

(c)	Miscellaneous.

(i)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to that body of laws pertaining to conflict of laws. Each Party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the city of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that is not personally subject to the jurisdiction of any such court and that such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail, or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any rights to serve process in any manner permitted by law. Each of the Company and the Holder hereby waives all rights to a trial by jury.

(ii)	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(iii)	No delay or failure (even if continuous or repeated) by any Party in exercising any of their rights, remedies, powers, or privileges hereunder, at law or in equity, and no course of dealing among the Parties or any other person shall be deemed to create any additional rights or duties or to be a waiver by any Party of any rights, remedies, powers, or privileges, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by any Party.

(iv)	If any term or provision of this Agreement or any portion of a term or provision hereof or the application thereof to any individual or entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to individuals or entities or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement and each portion thereof shall be valid and enforced to the fullest extent permitted by law.

(v)	The headings in this Agreement are for convenience only and shall not affect its construction.

(vi)	This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

(vii)	This Agreement may be executed and delivered by electronic means including but not limited to scanning as a “.pdf” or telefacsimile with the same force and effect as if it were a manually executed and delivered counterpart.

(viii)	Each Party upon the request of the other Party agrees to perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the terms and intent of this Agreement.

[The remainder of this page is left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

LifeApps Brands, Inc.

/s/ Lawrence Roan
By:	Lawrence Roan
Title:	Director

/s/ Robert A. Blair
By:	Robert A. Blair
Title	Chief Executive Officer

ADVISOR:

/s/ Robert Gayman
Robert Gayman

Schedule 1

Description of Services

●	Assist with the Company’s SEC filings.

●	Analyze the Company’s business, capital structure and financial and marketing position.

●	Provide advice with regard to capital structure and present strategies to affect such changes.

●	Provide advice with regard to potential sources of capital.

●	Advise the company on appropriate corporate development strategies.

●	Provide advice and negotiation assistance with relevant parties to any proposed transaction, other than transactions related to the offering and/or sale of securities for the account of the Company.

●	Provide advice with respect to private and/or public debt or equity offerings.

●	Advise the Company with respect to the Company’s management and operations.

●	Provide such other advice directly related to or ancillary to the above advisory services as may be reasonably requested by the Company and agreed upon by the Advisor.

Schedule 2

Representations and Warranties Relating to
the Stock Options and Underlying Common Stock

(a)       The Advisor is acquiring the Stock Options, and upon exercise of the Stock Options, the common stock, for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. The Advisor understands and acknowledges that the Stock Options and underlying common stock have not been registered under the Securities Act, or any state or foreign securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Advisor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to any third person with respect to any of the Stock Options and underlying common stock.

(b)       The Advisor understands that an active public market for the Company’s common stock does not now exist and that there may never be an active public market such common stock.

(c)       The Advisor is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

(d)       The Advisor or its duly authorized representative realizes that because of the inherently speculative nature of business activities of the kind contemplated by the Company, the Company’s financial position and results of operations may be expected to fluctuate from period to period and will, generally, involve a high degree of financial and market risk that can result in substantial or, at times, even total loss of the value of the Stock Options and underlying common stock.